Exhibit 99.1

NewHold Investment Corp. II Announces Pricing of $175 Million Initial Public Offering

NEW YORK, October 20, 2021 (GLOBE NEWSWIRE) -- NewHold Investment Corp. II (the “Company”) announced today the pricing of its initial public offering of 17,500,000 units at a price of $10.00 per unit. The units will be listed on the Nasdaq Global Market (“Nasdaq”) and will trade under the ticker symbol “NHICU” beginning on October 21, 2021.

Each unit consists of one share of the Company’s Class A common stock and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one Class A common stock at a price of $11.50 per share (subject to adjustment). Only whole warrants will be exercisable. Once the securities comprising the units begin separate trading, the Class A common stock and the warrants are expected to be listed on Nasdaq under the symbols “NHIC” and “NHICW,” respectively. The offering is expected to close on October 25, 2021, subject to satisfaction of customary closing conditions.

Stifel is acting as the sole book-running manager of the offering. Cabrera Capital Markets LLC, Maxim Group LLC, Siebert Williams Shank, and AmeriVet Securities are acting as co-managers of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 2,625,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on October 20, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained from Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate Department, One South Street, 15th Floor, Baltimore, Maryland 21202, or by email: SyndProspectus@Stifel.com or by telephone: (855) 300-7136.

About NewHold Investment Corp. II

NewHold Investment Corp. II is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus its search on target businesses in the industrial technology sector with an aggregate enterprise value of $700 million or greater.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Samy Hammad
Chief Financial Officer
shammad@newholdllc.com

Investor & Media Contact:
Amanda Tarplin
amanda@tarplinconsulting.com